As filed with the Securities and Exchange Commission on October 5, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANGEL OAK MORTGAGE REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	37-1892154 (I.R.S. Employer Identification Number)
980 Hammond Drive, Suite 200, Atlanta, Georgia 30328
(404) 953-4900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeanine Joseph
Corporate Secretary
Angel Oak Mortgage REIT, Inc.
980 Hammond Drive, Suite 200
Atlanta, Georgia 30328
(404) 953-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. Gerard Cummins
Adam M. Gross
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
(212) 839-5300

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Prospectus
Dividend Reinvestment Plan
4,000,000 Shares of Common Stock
Par Value $0.01 Per Share
This prospectus relates to the Dividend Reinvestment Plan (the “Plan”) of Angel Oak Mortgage REIT, Inc., a Maryland corporation (the “Corporation,” “we,” “our” or “us”). We have registered 4,000,000 shares of our common stock for sale under the Plan pursuant to this prospectus.
Some significant features of the Plan are:
•
Any holder of shares of our common stock may elect to participate in the Plan.

•
Participants (as defined below) may have the cash dividends paid on their shares of the Corporation’s common stock credited to their account under the Plan automatically reinvested in additional shares of the Corporation’s common stock, without payment of any service charges or brokerage commissions.

•
All cash dividends paid on Participants’ shares can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts.

•
Participants will avoid cumbersome safekeeping and recordkeeping costs through free custodial and reporting services associated with participation in the Plan.

•
Participation in the Plan is voluntary. You may withdraw from the Plan at any time.

This prospectus relates to the offer and sale of shares of our common stock under the Plan. You should retain this prospectus for future reference.
Our common stock is traded on the New York Stock Exchange under the symbol “AOMR.” On October 2, 2026, the last reported sale price of our common stock was $7.32 per share.
Our principal executive offices are located at 980 Hammond Drive, Suite 200, Atlanta, Georgia 30328. Our telephone number at this address is (404) 953-4900 and our website is www.angeloakreit.com. The information on our website is not part of this prospectus.
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” INCLUDED ON PAGE 4 OF THIS PROSPECTUS, IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND ANY SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q AND IN OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE MAKING A DECISION TO INVEST IN SHARES OF OUR COMMON STOCK.
We have elected to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2019. Subject to certain exceptions, our charter provides that no person may beneficially or constructively own shares of common stock in excess of 9.8% in value or in number of shares, whichever is more restrictive, or more than 9.8% in value of our outstanding shares of stock. In addition, our charter contains various other restrictions on the ownership and transfer of shares of our stock.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is October 5, 2026.

i

ABOUT THIS PROSPECTUS
This document is called a prospectus and is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) relating to the offer and sale of shares of our common stock to Participants in the Plan. This prospectus provides you with the terms of the Plan. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. The registration statement can be read on the SEC website. The address of that web site is www.sec.gov.
As used in this prospectus, unless the context otherwise requires, references to: (1) “we,” “us,” “our,” and “the Corporation” mean Angel Oak Mortgage REIT, Inc., a Maryland corporation, and its subsidiaries, including the Operating Partnership, through which we hold substantially all of our assets and conduct our operations; and (2) the “Operating Partnership” means Angel Oak Mortgage Operating Partnership, LP, a Delaware limited partnership. In addition, the term “Angel Oak” refers collectively to Angel Oak Capital Advisors, LLC (“Angel Oak Capital”) and its affiliates, including Falcons I, LLC, our external manager (our “Manager”), Angel Oak Companies, LP and the proprietary mortgage lending platform of affiliate, Angel Oak Mortgage Solutions LLC (together with other non-operational affiliated originators, “Angel Oak Mortgage Lending”), and references to “stock” mean both our shares of common stock, par value $0.01 per share (our “common stock”), and our shares of preferred stock, par value $0.01 per share (our “preferred stock”).
This prospectus relates to the Dividend Reinvestment Plan of Angel Oak Mortgage REIT, Inc. You should only rely on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus or the documents incorporated by reference in this prospectus. The Plan is not available to any person to whom we may not legally offer it. We are not offering securities in any state or jurisdiction where the offer is prohibited. The date of this prospectus is October 5, 2026. You should not assume that the information in this prospectus is still accurate as of any later date.
The information contained or incorporated by reference in this prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since the applicable dates. When this prospectus is delivered or sales pursuant to this prospectus are made, we are not implying that the information is current as of the date of the delivery or sale.
You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our shares of common stock under the Plan.

ANGEL OAK MORTGAGE REIT, INC.
General
We are a real estate finance company focused on acquiring and investing in first and second lien non-qualified residential mortgage (“non-QM”) loans and other mortgage-related assets in the U.S. mortgage market. Our strategy is to make credit-sensitive investments primarily in newly-originated non-QM loans and other mortgage assets that are primarily made to higher-quality borrowers and sourced from the proprietary mortgage lending platform of our affiliate, Angel Oak Mortgage Lending, and other originators through our relationship with Angel Oak Capital. We may also invest in other residential mortgage loans, residential mortgage-backed securities and other mortgage-related assets, which, collectively with non-QM loans, we refer to as our target assets. Our objective is to generate attractive risk-adjusted returns for our stockholders, through cash distributions and capital appreciation, across interest rate and credit cycles.
We are externally managed and advised by our Manager, Falcons I, LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended, and an affiliate of Angel Oak Capital, a leading alternative credit manager with market leadership in mortgage credit that includes asset management, lending and capital markets. Angel Oak Mortgage Lending, an affiliated Angel Oak mortgage origination platform, is a market leader in non-QM loan production.
Through our relationship with our Manager, we benefit from Angel Oak’s vertically integrated platform and in-house expertise, providing us with the resources that we believe are necessary to generate attractive risk-adjusted returns for our stockholders. Angel Oak Mortgage Lending provides us with proprietary access to non-QM loans, as well as transparency over the underwriting process and the ability to acquire loans with our desired credit and return profile. We believe our ability to identify and acquire target assets through the secondary market is bolstered by Angel Oak’s experience in the mortgage industry and expertise in structured credit investments. In addition, we believe we have significant competitive advantages due to Angel Oak’s analytical investment tools, extensive relationships in the financial community, financing and capital structuring skills, investment surveillance capabilities and operational expertise.
We have elected to be taxed as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2019. Commencing with our taxable year ended December 31, 2019, we believe that we have been organized and operated, and we intend to continue to operate, in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Our qualification as a REIT, and maintenance of such qualification, depends on our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the concentration of ownership of our stock. We also intend to operate our business in a manner that will allow us to maintain our exclusion from regulation as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Our common stock commenced trading on the New York Stock Exchange on June 17, 2021.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. As a smaller reporting company, we have elected to take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter or (ii) our annual revenues equal or exceed $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. Our election to take advantage of such reduced disclosure obligations for as long as we continue to be a smaller reporting company may make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information
We were incorporated in Maryland on March 20, 2018. Our principal executive offices are located at 980 Hammond Drive, Suite 200, Atlanta, Georgia 30328, and our telephone number is 404-953-4900.
Our website address is www.angeloakreit.com. Information contained on, or accessible from, or hyperlinked to, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus, or in deciding whether to purchase our securities.
Our filings with the SEC are posted on our website at www.angeloakreit.com. Other than the specifically incorporated SEC filings, the information found on or accessible through our website is not part of this or any other report we file with or furnish to the SEC. The public can also obtain copies of these filings by accessing the SEC’s website at http://www.sec.gov.

RISK FACTORS
Investing in our common stock involves risks. Before you enroll in the Plan, you should carefully read and consider the risks described below and under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus and in any applicable prospectus supplement, before making a decision to invest in shares of our common stock. Each of the risks described in these documents could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, and could result in a partial or complete loss of your investment.
Risks Related to the Plan
You will not know the price of the shares of our common stock you are purchasing under the Plan at the time you elect to have your dividends reinvested, and you may not be able to direct the time or price at which the shares of our common stock you hold are sold under the Plan.
The price per share of our common stock may fluctuate between the time you decide to purchase shares of our common stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.
Broadridge Corporate Issuer Solutions, LLC serves as the Plan Administrator (as defined below). If you instruct the Plan Administrator to sell shares of our common stock under the Plan, you may not be able to direct the time or price at which the shares of our common stock you hold are sold under the Plan. The price of shares of our common stock may decline between the time you decide to sell shares of our common stock and the time of actual sale.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS
This prospectus and the documents we incorporate herein by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms or by references to strategy, plans or intentions. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Factors that could have a material adverse effect on future results and performance relative to those set forth in or implied by the related forward-looking statements, as well as on our business, financial condition, liquidity, results of operations and prospects, include, but are not limited to:
•
factors described in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any accompanying prospectus supplement, including those set forth under the captions “Risk Factors”, “Business”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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the effects of adverse conditions or developments in the financial markets and the economy upon our ability to acquire target assets such as non-QM loans, particularly those sourced from Angel Oak’s proprietary mortgage lending platform, Angel Oak Mortgage Lending;

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the level and volatility of prevailing interest rates and credit spreads;

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changes in our industry, inflation, interest rates, business strategies, target assets, the debt or equity markets, the general economy (or in specific regions) or the residential real estate finance and real estate markets specifically;

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general volatility of the markets in which we invest;

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changes in the availability of attractive loans and other investment opportunities, including non-QM loans sourced from Angel Oak Mortgage Lending;

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the ability of our Manager to locate suitable investments for us, manage our portfolio, and implement our strategy;

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our ability to profitably execute securitization transactions;

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our ability to obtain and maintain financing arrangements on favorable terms, or at all;

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the adequacy of collateral securing our investments and a decline in the fair value of our investments;

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the timing of cash flows, if any, from our investments;

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the operating performance, liquidity, and financial condition of borrowers;

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increased rates of default and/or decreased recovery rates on our investments;

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changes in prepayment rates on our investments;

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the departure of any of the members of senior management of the Corporation, our Manager, or Angel Oak;

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the availability of qualified personnel;

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conflicts with Angel Oak, including our Manager and its personnel, including our officers, and entities managed by Angel Oak;

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events, contemplated or otherwise, such as acts of God, including hurricanes, wildfires, earthquakes, and other natural disasters, including those resulting from global climate change, pandemics, acts of war or terrorism, the initiation or escalation of military conflicts, and others that may cause unanticipated and uninsured performance declines, disruptions in markets, and/or losses to us or the owners and operators of the real estate securing our investments;

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the occurrence of certain geo-political events (including global trade disputes related to tariffs) that affect the normal and peaceful course of international relations;

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impact of and changes in governmental regulations, tax laws and rates, accounting principles and policies and similar matters;

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the level of governmental involvement in the U.S. mortgage market;

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future changes with respect to the Federal National Mortgage Association (“Fannie Mae”) or Federal Home Loan Mortgage Corporation (“Freddie Mac” and together with Fannie Mae, the “GSEs”) in the mortgage market and related events, including the lack of certainty as to the future roles of these entities and the U.S. government in the mortgage market and changes to legislation and regulations affecting these entities;

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effects of hedging instruments on our target assets and our returns, and the degree to which our hedging strategies may or may not protect us from interest rate volatility;

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our ability to make distributions to our stockholders in the future at the level contemplated by our stockholders or the market generally, or at all;

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our ability to continue to qualify as a REIT for U.S. federal income tax purposes; and

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our ability to maintain our exclusion from regulation as an investment company under the Investment Company Act.

In light of these risks and uncertainties, there can be no assurances that the results referred to in the forward-looking statements contained in this prospectus and the documents we incorporate by reference herein will in fact occur. Except to the extent required by applicable law or regulation, we undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.

USE OF PROCEEDS
We will receive proceeds from the sale of shares of our common stock that the Plan Administrator purchases directly from us. We will not receive proceeds from the sale of shares of our common stock that the Plan Administrator purchases in the open market or in privately negotiated transactions. We cannot estimate anticipated proceeds from sales of shares of our common stock pursuant to the Plan, which will depend upon the market price of our common stock, the extent of stockholder participation in the Plan and other factors.
Unless otherwise indicated in an accompanying prospectus supplement, we intend to contribute the net proceeds that we receive upon the sale of shares of our common stock by us to the Operating Partnership in exchange for units of limited partnership interest in the Operating Partnership and the Operating Partnership intends to use the net proceeds it receives from us for general corporate purposes, which may include the acquisition of non-QM loans and other target assets primarily sourced from Angel Oak Mortgage Lending or other target assets through the secondary market in a manner consistent with our strategy and investment guidelines.

DESCRIPTION OF THE PLAN
The following questions and answers explain and constitute the Plan. If you decide not to participate in the Plan, you will receive cash dividends, as declared and paid in the usual manner.
Purpose and Advantages
1.
What is the purpose of the Plan?

The purpose of the Plan is to provide Participants with a simple and convenient method of reinvesting cash dividends paid on shares of our common stock in additional shares of our common stock without paying brokerage commissions. Also, the Plan provides us with a source of funds when the shares bought by the Plan Administrator for Participants are bought directly from us.
2.
What are the advantages of the Plan?

The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of our common stock in additional shares of our common stock. In addition, the Plan provides the following advantages:
•
Participants may have the cash dividends paid on their shares of the Corporation’s common stock credited to their account under the Plan automatically reinvested in additional shares of the Corporation’s common stock, without payment of any service charges or brokerage commissions.

•
All cash dividends paid on Participants’ shares can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares, which will be credited to Plan accounts.

•
Participants will receive periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplifying record keeping.

•
Participants will avoid cumbersome safekeeping and recordkeeping costs through free custodial and reporting services associated with participation in the Plan.

Plan Administration
3.
Who administers the Plan for Participants?

Broadridge Corporate Issuer Solutions, LLC (or “Broadridge”) (hereinafter referred to as the “Plan Administrator”) will administer the Plan. The Plan Administrator’s duties include maintaining records, sending quarterly statements of accounts to Participants, and performing other administrative duties relating to the Plan. Shares purchased for a Participant under the Plan are registered in the name of the Plan Administrator or its nominee and are credited to the accounts of the Participants in the Plan. The Plan Administrator acts in the capacity as agent for Participants in the Plan. We may replace the Plan Administrator at any time within our sole discretion.
All notices, questions, or other communications relating to the Plan should include the Participant’s account number and be directed to the Plan Administrator at:
Website:	www.shareholder.broadridge.com
Phone number:	1-877-830-4396 (toll free)
Email:	shareholder@broadridge.com

The mailing delivery address (for all correspondence including purchase or sales requests):
Standard Mail:
Broadridge Corporate Issuer Solutions
P.O. Box 1342
Brentwood, NY 11717-0718
Overnight Packages:
Broadridge Corporate Issuer Solutions
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717-8368
4.
Who interprets the Plan?

The Corporation has the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan, including those necessary to prevent any abuse.
Participation
5.
Who is eligible to participate in the Plan?

Generally, stockholders of record of the Corporation’s common stock will be eligible to participate in the Plan. Upon electing to participate, such stockholders will be “Participants.” Beneficial owners of shares of common stock whose shares are registered in names other than their own name may participate by requesting that their broker or nominee transfer their shares into their own name or requesting that the broker or nominee enroll in the Plan on their behalf. The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant’s shares of common stock of the Corporation. Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in the Plan are not eligible to participate in the Plan.
6.
How does an eligible stockholder participate?

To participate in the Plan, an eligible stockholder may request a Dividend Reinvestment Plan Form (the “Enrollment Form”) from the Plan Administrator. The Enrollment Form can be obtained by contacting the Plan Administrator by phone: (877) 830-4936, or by email: shareholder@broadridge.com. You may also enroll by logging into your account at www.shareholder.broadridge.com. If your shares are registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign.
An eligible stockholder of record may enroll in the Plan at any time. If the Enrollment Form is received by the Plan Administrator no fewer than five (5) business days before the record date for a dividend payment, and the Participant elects to reinvest the dividends in shares of the Corporation’s common stock, such reinvestment of dividends will begin with that dividend payment. Please note that the Plan does not represent any change in our dividend policy or a guarantee of the payment of any future dividends.
7.
What does the Enrollment Form provide?

The Enrollment Form allows stockholders to make dividend election options, including the reinvestment of dividends on all shares of our common stock then or subsequently owned by Participants in accordance with the Plan.
The Enrollment Form appoints the Plan Administrator as agent for each Participant and directs the Plan Administrator to apply cash dividends to the purchase of shares of our common stock in accordance with the terms of the Plan.

8.
Does a stockholder have to authorize dividend reinvestment on a minimum number of shares?

No. There are no minimum share requirements.
9.
May a stockholder have dividends reinvested under the Plan with respect to less than all of the shares of common stock registered in the stockholder’s name?

Yes. Stockholders may have dividends reinvested with respect to all or a portion of the shares of our common stock registered in that stockholder’s name.
10.
May a Participant change the number of shares subject to the Plan?

Yes. A Participant may change the number of shares subject to the Plan at any time. The change will be effective with respect to the first dividend payment date after the date of change has been received, provided the change was received by the Plan Administrator no fewer than five (5) business days before the dividend record date. Otherwise, the change may not be effective until the second dividend payment date after the change was requested.
Plan Restrictions
11.
Are there limitations on participation in the Plan other than those described above?

Foreign Law Restrictions.   You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that your participation in the Plan will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.
Exclusion from Plan for Short-Term Trading or Other Practices.   You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan, by otherwise eligible holders of common stock, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the Plan or which may adversely affect the price of shares of our common stock.
REIT Status.   In order for us to maintain our qualification as a REIT, not more than 50% in value of any class or series of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). We may terminate at any time any Participant’s participation in the Plan if such participation would be in violation of the ownership restrictions contained in our charter. Subject to certain exceptions, our charter provides that no person may beneficially or constructively own (1) shares of our common stock in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock or (2) shares of our capital stock in excess of 9.8% in value of the outstanding shares of our capital stock. This summary of the ownership limitation contained in our charter is qualified in its entirety by reference to our charter.
Restrictions at Our Discretion.   In addition to the restrictions described above, we reserve the right to prevent you from participating in the Plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the Plan.
Optional Cash Payments
12.
Can a stockholder purchase shares with optional cash payments?

No. You can only reinvest dividends. You cannot purchase shares of our common stock with optional cash payments under the Plan.
Purchases
13.
How will purchases be made?

Cash dividends will be used to purchase the Corporation’s common stock as soon as reasonably possible after the applicable dividend payment date, but not more than thirty (30) calendar days after such date, except where completion later is necessary or advisable under any applicable securities laws (the “Investment Date”). No interest or earnings will be paid by the Plan Administrator on dividend payments pending their investment in shares of our common stock.
The Plan Administrator will purchase shares of our common stock either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the shares of our common stock to be purchased under the Plan after a review of current market conditions and our current and projected capital needs. We and the Plan Administrator are not required to provide any prior notice to you as to the source of the shares of our common stock to be purchased under the Plan. Shares purchased directly from us will consist of authorized but unissued shares of common stock.
Open market purchases under the Plan will be made during each calendar quarter on each Investment Date, which will be the first business day following a dividend payment date or as soon as reasonably possible thereafter. Purchases of shares of our common stock will be made at the direction of the Plan Administrator or its selected broker/dealer. Such purchases will be made in accordance with applicable state and federal securities laws and regulations. No interest or earnings will be paid by the Plan Administrator on dividend payments pending their investment in shares of our common stock.
In the event applicable law or the closing of securities markets requires temporary curtailment or suspension of open market purchases of shares of our common stock, the Plan Administrator is not accountable for its inability to make purchases at such time. If shares of our common stock are not available for purchase for a period of longer than thirty (30) calendar days from the applicable dividend payment date, the Plan Administrator will promptly mail to each Participant a check in the amount of any unapplied funds in the Participant’s account.
14.
How many shares of common stock will be purchased for Participants?

The number of shares that will be purchased for each Participant on any Investment Date will depend on the amount of the Participant’s cash dividend and the purchase price of shares of our common stock. Each Participant’s account will be credited with the number of shares, including fractions computed to four (4) decimal places, equal to the total amount of cash dividends, divided by the purchase price.
We pay dividends as and when authorized and declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.
15.
What will be the price of shares of common stock purchased under the Plan?

In making purchases of shares of our common stock for a Participant’s account associated with each Investment Date, the Plan Administrator will commingle the Participant’s funds with those of other Participants under the Plan. With respect to shares purchased directly from the Corporation, the price per share of such shares will be equal to the average of the high and low sales prices for our common stock as reported on the New York Stock Exchange on the applicable Investment Date. If our common stock does not trade on the New York Stock Exchange on the applicable Investment Date, the price per share of such shares will be the average of the high and low sales prices for our common stock for the first trading day immediately before the Investment Date. With respect to shares of our common stock purchased on the open market or in privately negotiated transactions, the prices of shares of the Corporation’s common stock purchased for Participants under the Plan for each Investment Date will be equal to the weighted average price of all shares of the common stock purchased on the Investment Date by the Plan Administrator on behalf of the Plan computed to four (4) decimal places. The Plan Administrator shall have no responsibility with respect to the market value of the shares of our common stock acquired under the Plan for Participant accounts.
When open market purchases are made by the Plan Administrator, these purchases may be made on any securities exchange where our common stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the Plan Administrator agrees. We do not, and you will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator will use its reasonable efforts to purchase the shares at the lowest possible price.
The Corporation will bear all costs of administering the Plan, except as described under Question 17 below.
16.
How are dividends on shares purchased through the Plan applied?

The purpose of the Plan is to provide the Participant with a convenient method of purchasing shares of our common stock and to have the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of our common stock unless and until the Participant elects in writing to terminate participation in the Plan.
Costs to Participants
17.
Are there any expenses to Participants in connection with purchases under the Plan?

No. Participants will not be obligated to pay any brokerage commissions or other charges with respect to purchases of shares of our common stock under the Plan.
If you request that the Plan Administrator sell all or any portion of your shares, you will incur fees as described under Question 21 below. All other costs of administration of the Plan will be paid by the Corporation.
Reports to Participants
18.
How will Participants be advised of their purchases of shares of our common stock?

The Plan Administrator maintains a separate account for each Participant. Each Participant will receive a statement of account after each dividend payment date describing cash dividends received, the number of shares purchased, the price of the shares purchased, and the total shares accumulated under the Plan. These statements will provide a record of the dates and cost of purchases on a quarterly basis and should be retained for income tax purposes. Participants also will receive, from time to time, communications sent to all record holders of shares of our common stock.
Dividends
19.
Will Participants be credited with dividends on shares held in their account under the Plan?

Yes. The Participant’s account will be credited with dividends paid on whole shares and fractional shares credited to the Participant’s account. The Plan Administrator will automatically reinvest the cash dividends received for the purchase of additional shares of our common stock.
Stock Certificates
20.
Will stock certificates be issued for shares of our common stock purchased?

No. The Plan Administrator will hold all shares of our common stock purchased under the Plan in the name of its nominee. Certificates for shares of our common stock purchased through the Plan will not be issued to a Participant. All shares of our common stock purchased under the Plan will be held in book entry form. The number of shares credited to a Participant’s account will be shown on the Participant’s account statement. Book entry share ownership protects against loss, theft, or destruction of stock certificates.
Sale of Shares from the Plan
21.
How does a Participant sell shares from the Plan?

A Participant may request that the Plan Administrator sell the shares from their account in the Plan. The Plan Administrator will cause the sale of such shares and deliver the proceeds of the sale, less any brokerage commissions, the then applicable service fees, applicable withholding taxes, and transfer taxes incurred in connection with the sale to the Participant. All sale orders are submitted as All-or-None (AON) orders.
Market Order.   A market order is a request to sell shares promptly at the current market price. Market order sales can be initiated through your online shareholder account or by contacting Broadridge by telephone. Market order sale requests must be submitted to a registered broker-dealer utilized by the Plan and will be placed promptly upon receipt during market hours (normally 9:30 A.M. to 4:00 P.M. Eastern Time). All market orders are considered irrevocable upon final submission of the order and cannot be cancelled. Depending on the current trading activity of that security, there may not be a market for your request, and the order could be cancelled at the end of the trading day resulting in no sale of such shares. To determine if shares were sold, a participating shareholder should access their online shareholder account or by contacting Broadridge. If the market order sale was not filled and a participating shareholder still wants the shares sold, a sale request will need to be resubmitted. The price will be the market price of the sale obtained by the broker-dealer utilized by the Plan. Each market order sale will incur a flat administrative fee (currently $25.00 per transaction request) to Broadridge per transaction request. In addition, there is a brokerage commission fee currently set at $0.10 per share sold (no portion of which will be retained by or forwarded to Broadridge).
Market order requests submitted to Broadridge outside of market hours (market hours are usually 9:30 A.M. to 4:00 P.M. Eastern Time) will be forwarded to the registered broker-dealer utilized by Broadridge on the next business day once the market has opened. Broadridge, as the Plan Administrator, does not have control over, nor guarantee, the date, time, or pricing associated with any shares that are sold through the Plan.
Day Limit Order.   A day limit order is an order to sell securities when and if the stock reaches a specific trading price on a specific day. Day limit order sales can be initiated through your online shareholder account or by contacting Broadridge by telephone. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next business day the market is open). All limit orders are considered irrevocable upon final submission of the order and cannot be cancelled within market trading hours. Depending on the current trading activity of that security, there may not be a market for your request, and the order could be cancelled at the end of the trading day resulting in no sale of such shares. Should you submit a limit order that falls under the current trading price at the time of receipt by the broker-dealer utilized by the Plan, there is a chance the order will be cancelled upon receipt if it exceeds certain pricing thresholds meant to protect you from erroneous entries. Please check your online shareholder account upon the submission of any limit orders submitted to ensure it was received and accepted. The order may be cancelled by the applicable stock exchange or by the broker engaged by Broadridge due to certain restrictions. Each day limit order sale will incur a flat administrative fee (currently $30.00 per transaction request) to Broadridge per transaction request. In addition, there is a brokerage commission fee currently set at $0.10 per share sold (no portion of which will be retained by or forwarded to Broadridge).
Batch Order.   A batch order is an accumulation of all sale requests by any Plan Participant for shares submitted together as a collective request. Broadridge will automatically treat all sale requests received in writing as batch order sales requests. Individuals participating in the Plan should be aware that the share price may fluctuate between the time your transaction request is received and the time the transaction is effected on the open market. This price risk will be borne solely by you. In every case of a batch order sale, the price to each selling Participant will be the weighted-average sale price obtained for each aggregate order placed by the Plan Administrator, less a service fee currently set at $15.00 per transaction and a brokerage commission fee currently set at $0.10 per share sold (no portion of which will be retained by or forwarded to Broadridge).
Broadridge may, but is not obligated to, accept written requests to revoke transaction requests. Please be aware that all sales options may not always be available, and options are pending availability at the Plan Administrator.
Withdrawals from the Plan
22.
How does a Participant withdraw from the Plan?

Participants may withdraw from the Plan by sending a written withdrawal notice to the Plan Administrator. Any notice of withdrawal received from a Participant less than five (5) business days before a dividend record date may not be effective until the Participant’s dividends paid on that date have been reinvested and the shares credited to the Participant’s account.
If a Participant withdraws all of the whole and fractional shares from their account, their participation in the Plan will be terminated.
23.
May a Participant elect to have the withdrawn shares sold?

Yes. A Participant may request the Plan Administrator to sell the shares being withdrawn from their account under the Plan (see Question 21). A written request to sell shares being withdrawn from the Plan received from a Participant less than five (5) business days before a dividend record date may not be effective until the Participant’s dividends paid on that date have been reinvested and the shares credited to the Participant’s account.
Any fractional interest withdrawn will be liquidated by the Plan Administrator on the basis of the last closing price of the common stock as quoted by the New York Stock Exchange on the next business day on which the common stock is trading following the day on which the withdrawal request is effectively processed by the Plan Administrator and a check issued for the proceeds thereof.
If a Participant withdraws all the whole and fractional shares from their account, their participation in the Plan will be terminated.
Other Information
24.
What happens if the Corporation issues a stock dividend or declares a stock split?

Shares of our common stock in a Participant’s account will be adjusted to give effect to any stock dividend or stock split. In such event, the number of shares available for issuance under the Plan will likewise be adjusted.
25.
How will Participants’ shares held under the Plan be voted at meetings of stockholders?

Each Participant will receive a proxy that will enable them to vote whole shares and fractional interests registered in their name, as well as whole shares and fractional interests credited to their Plan account. Shares held by the Plan Administrator for the account of a Participant who does not promptly return a proxy will not be voted.
26.
What are the U.S. federal income tax consequences of participation in the Plan?

Distributions on shares of our common stock that are reinvested in additional shares will be treated for U.S. federal income tax purposes as taxable distributions to the Participants in the Plan. These distributions may give rise to a liability for the payment of income tax without providing the Participant with the immediate cash to pay the tax when it becomes due. For a more detailed discussion of the U.S. federal income tax consequences to a U.S. stockholder of participation in the Plan, please see “Material U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders — Participation in the Plan by Participants who are U.S. Stockholders.” Non-U.S. stockholders who participate in the Plan may be subject to U.S. federal withholding taxes, in which case the Plan Administrator will reinvest distributions less the amount of tax required to be withheld. For a more detailed discussion of the U.S. federal income tax consequences to a non-U.S. stockholder of participation in the Plan, please see “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders — Participation in the Plan by Participants who are Non-U.S. Stockholders.” Prospective non-U.S. stockholder Participants are encouraged to consult with their tax advisors regarding the implication of such withholding taxes in connection with participation in the Plan.
All Participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale by them of shares purchased pursuant to the Plan.

27.
What are the responsibilities of the Corporation and the Plan Administrator under the Plan?

The Corporation, and the Plan Administrator in administering the Plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability: (a) arising out of failure to terminate a Participant’s account upon their death; (b) with respect to the prices at which shares of our common stock are purchased or sold, the times when or the manner in which such purchases or sales are made, the decision whether to purchase such shares of our common stock on the open market or from us or fluctuations in the market value of shares of our common stock; and (c) any matters relating to the operation or management of the Plan.
28.
Who bears the risk of market price fluctuations in the shares of common stock?

A Participant’s investment in shares acquired under the Plan is no different from direct investment in shares of our common stock. The Participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise. Neither the Corporation nor the Plan Administrator makes any representations with respect to the future value of the shares of our common stock purchased under the Plan. The Participant should recognize that the Corporation, the Plan Administrator and related parties cannot assure the Participant of realizing any profits or protect the Participant against any losses related to investment in the shares of our common stock purchased or sold under the Plan.
29.
May the Plan be modified or discontinued?

Our board of directors, at its discretion, may at any time suspend, terminate, modify or amend the Plan and will endeavor to notify the Participants of any such suspension, termination, modification or amendment. We may terminate, for whatever reason at any time as we may determine in our sole discretion, a Participant’s participation in the Plan after mailing a notice of intention to terminate to the Participant at the address as it appears on the Plan’s administrative records.
30.
May a Participant pledge shares held in their account under the plan?

No. Shares credited to a Participant’s account under the Plan may not be pledged or assigned, nor may any rights or interests under the Plan be transferred, pledged or assigned, and any purported pledge, assignment or transfer will be void. A Participant who wishes to pledge or assign their shares held under the Plan must withdraw those shares from the Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT, participation in the Plan, and the acquisition, holding and disposition of shares of our common stock. For purposes of this section only, references to “Angel Oak,” “our,” “us” or “we” mean only Angel Oak Mortgage REIT, Inc. and not any of its subsidiaries or other lower-tier entities except as otherwise indicated. This summary is based upon the Code, U.S. Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service (“IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation, and the operation of our subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with such entity’s applicable organizational documents. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:
•
U.S. expatriates;

•
persons who mark-to-market our common stock;

•
subchapter S corporations;

•
U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•
financial institutions;

•
insurance companies;

•
broker-dealers;

•
regulated investment companies (“RIC”);

•
REITs;

•
trusts and estates;

•
stockholders who receive shares of our common stock through the exercise of employee stock options or otherwise as compensation;

•
persons holding shares of our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•
persons subject to the alternative minimum tax provisions of the Code;

•
persons holding their interest in us through a partnership or similar pass-through entity;

•
persons holding a 10% or more (by vote or value) beneficial interest in us;

•
tax-exempt organizations;

•
stockholders subject to special tax accounting rules as a result of their use of “applicable financial statements” (within the meaning of Section 451(b)(3) of the Code); and

•
non-U.S. stockholders (as defined below, and except as otherwise discussed below).

This summary assumes that stockholders hold our common stock as capital assets, which generally means as property held for investment.
THE U.S. FEDERAL INCOME TAX TREATMENT OF PARTICIPATING IN THE PLAN AND ACQUIRING, HOLDING, AND DISPOSING OF SHARES OF OUR COMMON STOCK DEPENDS

IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF PARTICIPATING IN THE PLAN AND HOLDING SHARES OF OUR COMMON STOCK FOR ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF PARTICIPATING IN THE PLAN AND ACQUIRING, HOLDING, AND DISPOSING OF SHARES OF OUR COMMON STOCK.
U.S. Federal Income Tax Considerations as a REIT
Taxation of Angel Oak — General
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2019. We believe that, commencing with our taxable year ended December 31, 2019, we have been organized and operated, and we intend to continue to operate in conformity with the requirements for qualification and taxation as a REIT under the Code.
In connection with this offering, Sidley Austin LLP will render an opinion that, commencing with our taxable year ended December 31, 2019, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. The opinion of Sidley Austin LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct and that we will at all times operate in accordance with the method of operation described in our organizational documents and this document. Additionally, the opinion of Sidley Austin LLP is conditioned upon factual representations and covenants made by us and our Manager, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to continue to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. While we believe that we have been organized and operate in conformity with the requirements for qualification as a REIT under the Code, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Sidley Austin LLP or us that we will so qualify for any particular year. Sidley Austin LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of stock ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Sidley Austin LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of stock ownership and various other qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While we believe that we will continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to continue to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify” below.
Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” with respect to distributed income at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See “— Taxation of Taxable U.S. Stockholders” below.
Individuals who are stockholders of corporations that are not REITs are generally taxed on qualifying corporate dividends at a reduced maximum rate (the same rate as that applicable to long-term capital gains), thereby substantially reducing, though not completely eliminating, the economic effect of the double taxation that has historically applied to corporations and their stockholders. With limited exceptions, however, dividends received by individual U.S. stockholders from REITs are taxed at rates applicable to ordinary income. However, individual U.S. stockholders generally may deduct from their taxable income one-fifth of the REIT dividends payable to them that are not treated as capital gain dividends or as qualified dividend income (“Qualified REIT Dividends”). See “— Taxation of Taxable U.S. Stockholders” below.
Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:
•
We will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

•
We will have one or more subsidiaries that are subchapter C corporations that will be “taxable REIT subsidiaries” (“TRSs”), the earnings of which will be subject to U.S. federal corporate income tax (including potentially a 15% alternative minimum tax (“AMT”) on the adjusted financial statement income (“AFSI”) of TRSs whose three-year average AFSI exceeds $1 billion).

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property that does not qualify for purposes of the REIT gross income tests discussed below in determining whether we satisfy such tests, but the income from the sale or operation of the property may be subject to income tax at the corporate tax rate.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•
If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests, that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the product of the corporate tax rate and the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•
If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (the foregoing sum is referred to as the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification as a REIT.”

•
A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•
If we acquire appreciated assets from a corporation that is not a REIT, a RIC or an S corporation in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the transferor corporation, we will be subject to tax on such appreciation at the corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following our acquisition from the transferor corporation. The results described in this paragraph assume that such corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•
We or our TRS will generally be subject to corporate income tax on excess inclusion income (“EII”) attributable to “real estate mortgage investment conduit” (“REMIC”) “residual interests” and similar interests in taxable mortgage pools (“TMPs”) from the issuance of bonds secured directly or indirectly by mortgage loans (“Securitized Bonds”), which, to the extent consistent with our qualification as a REIT, we intend to retain, and pay corporate level tax on, rather than distribute to our stockholders.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in the shares of our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations to be promulgated.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, franchise, property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association:
•
that is managed by one or more directors or trustees;

•
the beneficial ownership of which is evidenced by transferable stock or by transferable certificates of beneficial interest;

•
that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

•
that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

•
the beneficial ownership of which is held by 100 or more persons (the “100 Stockholder Rule”);

•
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities) (the “5/50 Rule”);

•
that has no earnings and profits from any non-REIT taxable year or as a successor to any subchapter C corporation at the close of any taxable year;

•
that uses the calendar year for U.S. federal income tax purposes;

•
that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

•
that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that the first through fourth conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. The fifth and sixth conditions (the 100 Stockholder Rule and the 5/50 Rule) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. For purposes of the sixth condition, an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes but does not include a qualified pension plan or profit-sharing trust.
We believe that we have issued shares with sufficient diversity of ownership to satisfy the fifth and sixth conditions (the 100 Stockholder Rule and the 5/50 Rule). Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary or appropriate to preserve our qualification as a REIT. The relevant sections of our charter provide that, subject to certain exceptions, no person may beneficially or constructively own (1) shares of our common stock in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock or (2) shares of our capital stock in excess of 9.8% in value of the outstanding shares of our capital stock. Our charter provides that our board of directors, subject to certain limits, upon receipt of such representations and agreements as our board of directors may require, may prospectively or retroactively exempt a person from either or both of these ownership limits and establish a different limit on ownership for such person. The ownership limits imposed by the tax law are based upon direct or indirect ownership by “individuals,” but only during the last half of a tax year. The ownership limits contained in our charter key off the ownership at any time by any “person,” which term includes entities. These ownership limitations in our charter are common in REIT organizational documents and are intended to provide added assurance of compliance with the tax law requirements, and to minimize administrative burdens. These ownership limits might also delay or prevent a transaction or a change in control of us that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. However, these restrictions may not ensure that we will, in all cases, be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, our qualification as a REIT may terminate.
To monitor compliance with the stock ownership requirements, we are generally required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record stockholders of significant percentages of our stock, in which the record stockholders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these recordkeeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that the 5/50 Rule is not satisfied, we will be deemed to have satisfied such condition.
A stockholder that fails or refuses to comply with the demand is required by U.S. Treasury regulations to submit a statement with its tax return disclosing the actual ownership of its stock and other information.

Effect of Subsidiary Entities
Disregarded Subsidiaries
If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Limited partnerships and single-member limited liability companies that are wholly-owned by a REIT and that have not elected to be taxed as corporations for U.S. federal income tax purposes are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
We currently own 100% of the interests in our operating partnership and therefore our operating partnership is disregarded as separate from us for U.S. federal income tax purposes. Accordingly, all assets, liabilities and items of income, deduction and credit of our operating partnership are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. All of our investments are held indirectly through our operating partnership. We are the sole owner of the general partner of our operating partnership. We have control of our operating partnership and intend to operate it in a manner consistent with the requirements for our qualification as a REIT. The remainder of this summary assumes that our operating partnership is disregarded as separate from us for U.S. federal income tax purposes.
In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation other than a TRS. See “— Asset Tests” and “— Gross Income Tests” below.
Taxable REIT Subsidiaries
A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings (including potentially a 15% AMT on the AFSI of a TRS whose three-year average AFSI exceeds $1 billion), which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. We have elected, together with our wholly-owned subsidiary, Angel Oak Mortgage REIT TRS, LLC (“AOMR TRS”), for AOMR TRS to be treated as our TRS.
A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. See “— Gross Income Tests” and “— Asset Tests” below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible.
We intend that any property the sale or disposition of which could give rise to a “prohibited transaction” tax, including the sale of mortgage loans in connection with the issuance of REMIC securities backed by mortgage loans or other assets (“REMIC Certificates”) or the sale of REMIC Certificates themselves, will likewise be sold through AOMR TRS or another TRS of ours with the consequence that any gain realized in such a sale or disposition will be subject to U.S. federal income tax at the regular corporate rate.
We may be required to acquire and hold Fannie Mae multi-family securities, U.S. Treasury securities or other similar assets directly, using significant leverage to do so, in order for us to satisfy the requirement that securities of one or more TRSs represent not more than 25% of the value of our gross assets on each testing date, even though we might not have acquired or held such Fannie Mae multi-family securities, U.S. Treasury securities or other similar assets in the absence of that REIT qualification requirement. Additionally, the need to satisfy such 25% value test may require dividends to be distributed by one or more TRSs to us at times when it may not be beneficial to do so. We may, in turn, distribute all or a portion of such dividends to our stockholders at times when we might not otherwise wish to declare and pay such dividends. See “— Annual Distribution Requirements” below. These dividends when received by non-corporate U.S. stockholders generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements” below. TRS distributions classified as dividends, however, will generally constitute qualifying income for purposes of the 95% gross income test but not qualifying income for purposes of the 75% gross income test. It is possible that we may wish to distribute a dividend from a TRS to us in order to reduce the value of our TRS securities below 25% of our assets but be unable to do so without violating the requirement that 75% of our gross income in the taxable year be derived from real estate assets. Although there are other measures we can take in such circumstances in order to remain in compliance, there can be no assurance that we will be able to comply with both of these tests in all market conditions.
Finally, we may use a TRS to the extent that it conducts servicing or other activities that give rise to fees or other similar income, the receipt of which, beyond certain limits, would be inconsistent with our continued qualification as a REIT. In that event, such income less the expenses associated with the business that produced it would be subject to U.S. federal income tax at the regular corporate rate.
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. For example, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.
Gross Income Tests
In order to qualify as a REIT, we must annually satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:
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rents from real property;

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interest on debt secured by a mortgage on real property or on interests in real property;

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dividends or other distributions on, and gain from the sale of, stock in other REITs;

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gain from the sale of real estate assets (other than a nonqualified publicly offered REIT debt instrument);

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income and gain derived from foreclosure property;

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amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from certain kinds of temporary investments.

Second, at least 95% of our gross income in each taxable year, excluding gross income from “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or disregarded entity. We generally do not intend, and as the sole owner of the general partner of our operating partnership do not intend to permit our operating partnership, to take actions we believe would cause us to fail to satisfy the gross income tests described above.
Hedging Transactions
We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap contracts, index swap contracts, interest rate cap or floor contracts, futures or forward contracts and options or similar financial instruments. Except to the extent provided by U.S. Treasury regulations, any income from a hedging transaction will not constitute gross income for purposes of the 75% or 95% gross income test if we properly identify the transaction as specified in applicable U.S. Treasury regulations and we enter into such transaction (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests. In addition, income from certain new hedging transactions that counteract prior qualifying hedging transactions described in (1) and (2) above may not constitute gross income for purposes of the 75% and 95% gross income tests if we properly identify the new hedging transaction as specified in applicable U.S. Treasury regulations. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of the hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Failure to Satisfy the Gross Income Tests
We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the U.S. Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.
Asset Tests
We, at the close of each calendar quarter, must also satisfy five tests relating to the nature of our assets.

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First, at least 75% of the value of our total assets must be represented by some combination of:

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cash and cash items;

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U.S. government securities;

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interests in real property;

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interests in mortgage loans secured by real property;

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stock (or transferable certificates of beneficial interest) in other REITs;

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debt instruments issued by “publicly offered REITs”; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding our proportionate share of the assets of such REMIC.

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Second, of our investments not included in the 75% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

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Third, of our investments not included in the 75% asset class, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value.

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Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our total assets.

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Fifth, of our investments not included in the 75% asset class, debt instruments issued by publicly offered REITs, if they would not otherwise qualify as “real estate assets,” cannot exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.
For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if:
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the debt is not convertible, directly or indirectly, into stock;

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the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code; and

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in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which:

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are not straight debt or other excluded securities (prior to the application of this rule); and

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have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. We generally do not intend, and as the sole owner of the general partner of our operating partnership do not intend to permit our operating partnership, to take actions we believe would cause us to fail to satisfy the asset tests described above. However, if we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may, indirectly through our operating partnership, dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we may be permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the product of the corporate income tax rate and the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.
We have entered into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements act as financings which are secured by the assets sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.
Application of Gross Income and Asset Tests to Certain Assets
We may retain or purchase excess mortgage servicing rights (“MSRs”). We may treat income derived from what we believe to be excess MSRs as “interest on obligations secured by mortgages on real property” and, therefore, as qualifying income for purposes of the 75% gross income test. We also may treat excess MSRs as assets that are “interests in mortgages on real property” and, therefore, as qualifying as real estate assets for purposes of the 75% asset test. However, it is possible that the IRS could disagree with our characterization of such excess MSRs and assert that they are not such qualifying assets and do not give rise to such qualifying income, in which case we could be subject to a penalty tax or fail to qualify as a REIT.
We may invest in residential mortgage-backed securities (“RMBS”) in which principal and interest payments are guaranteed by a U.S. government agency, such as the Government National Mortgage Association, or a government-sponsored enterprise (“GSE”) (“Agency RMBS”), and that are pass-through certificates representing interests in grantor trusts for U.S. federal income tax purposes. Consequently, we intend to be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust and, therefore, to treat the Agency RMBS as qualifying assets for purposes of the 75% asset test and the interest received from such Agency RMBS as qualifying income for purposes of the 75% gross income test.
We may also purchase RMBS that are not issued or guaranteed by a U.S. government agency or a GSE (“non-Agency RMBS”). We expect that our non-Agency RMBS will be treated as interests in REMICs for U.S. federal income tax purposes. In that case, we intend to treat such REMIC interests as qualifying assets for purposes of the 75% asset test and intend to treat interest received from such REMIC interests as qualifying income for purposes of the 75% income test.
We may also invest in risk-sharing instruments issued by GSEs, or similarly structured transactions arranged by third-party market participants, that transfer a portion of the risk associated with credit losses within pools of conventional residential mortgage loans to investors such as us (“CRT securities”) that do not represent interests in REMICs or other mortgage-backed securities (“MBS”), but have been offered for purchase as “government securities.” There is no direct authority with respect to the qualification of CRT securities as real estate assets or as government securities for purposes of the 75% asset test or with respect to the treatment of CRT securities under the asset and income tests applicable to REITs. We will not treat these items as qualifying for such purposes unless we receive advice of counsel that CRT securities should be so treated. As a result, our ability to purchase CRT securities directly could be limited. Moreover, even if we were to receive the advice of counsel as described in this paragraph, it is possible that the IRS could successfully take the position that such assets are not qualifying assets and that such income is not qualifying income, in which case we could be subject to a penalty tax or fail to qualify as a REIT. It is possible that we may be required to acquire and hold CRT securities through a TRS, with the consequent imposition of a corporate income tax on the income from our CRT investments. Other CRT securities may be offered to us and purchased by us as regular interests in REMICs, and we intend to treat such CRT securities as qualifying assets that produce qualifying income under the respective 75% tests applicable to assets and income for REIT qualification purposes.
Subject to qualifying and maintaining our qualification as a REIT under the Code, we may also invest in consumer loans and securities collateralized by a pool of assets, such as loans, credit card debt, royalties or receivables, but typically excluding mortgages. We will not treat these items as qualifying for purposes of the 75% asset test and the income from such items as qualifying for purposes of the 75% gross income test. However, we will, to the extent permitted, treat the income from such items as qualifying for purposes of the 95% gross income test. Additionally, these items will be subject to the limitations with respect to securities of a single issuer set forth above. See “— Asset Tests” above.
Phantom Income from Our Acquisition and Holding of Subordinated RMBS and CMBS and Excess MSRs
The tax accounting rules with respect to the timing and character of income and losses from our acquisition and holding of subordinated RMBS and commercial mortgage-backed securities (“CMBS”) may result in adverse tax consequences. We will be required to include in income accrued interest, original issue discount (“OID”) and, potentially, market discount (each of which will be ordinary income), with respect to subordinated RMBS and CMBS we hold, in accordance with the accrual method of accounting. Income will be required to be accrued and reported, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the underlying loans, except to the extent it can be established that such amounts are uncollectible. Accordingly, we may incur a diminution in actual or projected cash flow in a given year as a result of an actual or anticipated default or delinquency but may not be able to take a deduction for the corresponding loss until a subsequent tax year. While we generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that OID must continue to be accrued despite its uncollectibility until our investments in subordinated RMBS and CMBS are disposed of in a taxable transaction or become worthless.
In addition to the foregoing, we intend to treat excess MSRs that we acquire as ownership interests in the interest payments made on the underlying pool of mortgage loans, akin to an “interest only” stripped coupon. Under this treatment, for purposes of determining the amount and timing of taxable income, each excess MSR is treated as a bond that was issued with OID on the date we acquired such excess MSR. In general, we will be required to accrue OID based on the constant yield to maturity of each excess MSR, and to treat such OID as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an excess MSR will be determined, and we will be taxed based on, a prepayment assumption regarding future payments due on the mortgage loans underlying the excess MSR. If the mortgage loans underlying an excess MSR prepay at a rate different from the rate assumed under the prepayment assumption, our recognition of OID will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, we may be required to accrue an amount of income in respect of an excess MSR that exceeds the amount of cash collected in respect of that excess MSR. Furthermore, it is possible that, over the life of the investment in an excess MSR, the total amount we pay for, and accrue with respect to, the excess MSR may exceed the total amount we collect on such excess MSR. No assurance can be given as to when we will be entitled to a loss or deduction for such excess and whether that loss will be a capital loss or an ordinary loss.
Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements” below.

Annual Distribution Requirements
In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
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the sum of:

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90% of our “REIT taxable income” (computed without regard to the deduction for dividends paid and our net capital gains); and

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90% of the net income (after tax), if any, from foreclosure property (as described below); minus

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the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
Except for distributions by “publicly offered REITs,” distributions must not be “preferential dividends” in order for such distributions to be counted toward the distribution requirement. A dividend is not a preferential dividend if it is pro rata among all outstanding stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents. We believe that we did not pay preferential dividends before we became a publicly offered REIT.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at the regular corporate tax rate on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. We intend to make regular quarterly distributions of at least 100% of our REIT taxable income to holders of our common stock.
If we fail to distribute during each calendar year at least the sum of:
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85% of our REIT ordinary income for such year;

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95% of our REIT capital gain net income for such year; and

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any undistributed taxable income from prior periods;

we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior periods) and (2) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. See “— Phantom Income from Our Acquisition and Holding of Subordinated RMBS and CMBS and Excess MSRs” above. In such circumstances, in order to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% excise tax in that year, we may be required to: (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be invested in target assets consistent with our strategy, used for capital expenditures or used for the repayment of debt or (4) make a taxable distribution of shares of our common stock to holders of our common stock as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest accrued on (and may be required to pay any applicable penalties based on) the amount of any deduction taken for deficiency dividends as though it were an actual increase in our taxes.
REMIC Residual Interests, Taxable Mortgage Pools and Excess Inclusion Income
We have securitized and may continue to securitize, generally acting through a TRS, mortgage loans in the form of REMIC Certificates that result in us or our TRS holding one or more REMIC “residual interests” that give rise to EII.
We may also issue Securitized Bonds that are secured by mortgage loans or other assets to investors in a “time-tranched,” sequential pay format, in a TMP structure economically similar to sequential pay RMBS and CMBS issued in the form of REMIC Certificates. These transactions are considered to be borrowings for U.S. federal income tax purposes rather than sales. In general, such transactions will involve our issuance of bonds or other debt instruments through an entity that is not a TRS, but rather a qualified REIT subsidiary that is disregarded, and regarded as a part of us, for U.S. federal income tax purposes. In contrast to taxable sales of mortgage loans and sales of REMIC Certificates, the transfer of mortgage loans to such an entity, and issuance by it of bonds or other debt instruments in the course of such securitizations, are not taxable events. However, the entity itself is likely to be classified as a TMP under the rules and with the consequences described below.
An entity, or a portion of an entity, may be classified as a TMP under the Code if:
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substantially all of its assets consist of debt obligations or interests in debt obligations;

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more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

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the entity has issued debt obligations (liabilities) that have two or more maturities; and

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the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. In that case, the TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the qualification of the REIT. Rather, the consequences of TMP classification would be as described below.
A portion of the REIT’s income from the TMP arrangement will be treated as if it were EII derived from a REMIC residual interest. If the REIT distributes EII, a stockholder’s share of EII:
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cannot be offset by any net operating losses otherwise available to the stockholder,

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is subject to U.S. federal income tax as “unrelated business taxable income” (“UBTI”) in the hands of stockholders that are otherwise generally exempt from U.S. federal income tax, and

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results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption to the extent allocable to non-U.S. stockholders that are not agencies or instrumentalities of a foreign government.

In addition, if EII is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, such as public pension funds and government agencies and instrumentalities, we would be subject to corporate-level tax on such income, and, in that case, we may reduce the amount of distributions to those stockholders that gave rise to the tax.
While we do not intend to distribute EII to our stockholders, and instead intend to hold any REMIC residual interests that give rise to EII through a TRS and to retain, and to pay corporate income tax on, EII from TMPs, there can be no assurance that we will be able to do so in all situations and that our stockholders will not receive distributions of EII. Additionally, the manner in which EII is calculated, or would be distributed to stockholders, is not clear under current law. As permitted by IRS guidance in the form of an IRS Notice, we intend to make such determinations using what we believe to be a reasonable method. However, there can be no assurance that the IRS will not challenge our method of making any such determinations. If the IRS were to disagree with any such determinations made or with the method used, stockholders may be required to take into account EII or the amount taken into account by one or more stockholders could be significantly increased. Tax-exempt U.S. stockholders, non-U.S. stockholders and stockholders with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors regarding the treatment of EII.
Recordkeeping Requirements
We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.
Prohibited Transactions
Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a pass-through subsidiary in which the REIT holds an equity interest, such as our operating partnership, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. As the sole owner of the general partner of our operating partnership, we intend to cause our operating partnership to conduct its operations so that no asset owned by it or its pass-through subsidiaries will be held as inventory or primarily for sale to customers in the ordinary course of a trade or business. However, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances. No assurance can be given that any particular asset in which our operating partnership holds a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers in the ordinary course of a trade or business or that certain safe harbor provisions of the Code that prevent such treatment will apply. The 100% “prohibited transaction” tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at the regular corporate income tax rate. We intend that any property the sale or disposition of which could give rise to a “prohibited transaction” tax, including the sale of mortgage loans in connection with the issuance of REMIC Certificates or the sale of REMIC Certificates themselves, will be sold through a TRS.
Foreclosure Property
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Foreclosure property is real property and any personal property incident to such real property:

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that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property;

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for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and

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for which such REIT makes a proper election to treat the property as foreclosure property.

REITs generally are subject to tax at the corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.
Failure to Qualify
In the event that we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to us to avoid such disqualification if:
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the violation is due to reasonable cause and not due to willful neglect;

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we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT; and

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the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available).

This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax on our taxable income at the regular corporate rate. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders, as “qualified dividend income” at a reduced maximum rate, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. However, individual U.S. stockholders, during any year in which we are not a REIT, will not be eligible to deduct from their taxable income one-fifth of the Qualified REIT Dividends payable. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.
Taxation of Taxable U.S. Stockholders
This section summarizes the taxation of U.S. stockholders who hold our stock that are not tax-exempt organizations. For these purposes, a “U.S. stockholder” is a beneficial owner of our stock who for U.S. federal income tax purposes is:
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a citizen or resident of the U.S.;

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a corporation (including an entity treated as a corporation) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of shares of our common stock by the partnership.
Distributions
Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. However, such stockholders generally may deduct from their taxable income one-fifth of the Qualified REIT Dividends payable to them. To qualify for this deduction, the stockholder receiving a Qualified REIT Dividend must hold the dividend-paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the shares become ex-dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. U.S. stockholders are urged to consult their tax advisors as to their ability to claim this deduction.
In determining the extent to which a distribution with respect to shares of our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to shares of our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.
In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held our stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in shares of our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of U.S. stockholders who are individuals, and at ordinary income rates in the case of corporations.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of a U.S. stockholder’s shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.
With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders at the same rates as long-term capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
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the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

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the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

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the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carryover basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

In addition, the total amount of dividends that we may designate as “qualified dividend income” or “capital gain dividends” may not exceed our dividends paid for the taxable year. Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— U.S. Federal Income Tax Considerations as a REIT —  Taxation of Angel Oak — General” and “— U.S. Federal Income Tax Considerations as a REIT — Annual Distribution Requirements” above. Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits. Net operating losses can generally be carried forward indefinitely, but the deduction for net operating losses is limited to 80% of current year taxable income.
While we do not intend to distribute EII to our stockholders, and instead intend to hold any REMIC residual interests that give rise to EII through a TRS and to retain, and to pay corporate income tax on, EII from TMPs, there can be no assurance that we will be able to do so in all situations and that our stockholders will not receive distributions of EII. If EII from a TMP is distributed to a stockholder, that income will be taxable in the hands of the stockholder and will not be offset by any net operating losses of the stockholder that would otherwise be available. See “— U.S. Federal Income Tax Considerations as a REIT — REMIC Residual Interests, Taxable Mortgage Pools and Excess Inclusion Income” above. As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to EII.
Participation in the Plan by Participants who are U.S. Stockholders
Distributions on shares of our common stock held by U.S. stockholders who participate in the Plan and that are reinvested in additional shares will be treated for U.S. federal income tax purposes as taxable distributions to such holders. Accordingly, participation in the Plan will generally result in a U.S. stockholder being treated, for U.S. federal income tax purposes, as having received a distribution equal to (i) the full amount of the cash dividend payable on the common stock held by such U.S. stockholder and (ii) the U.S. stockholder’s pro rata share of the brokerage commissions paid by us, if any, in connection with the purchase of shares of our common stock either on the open market or in a privately negotiated transaction. Such distributions will be taxable as income or gain or reduce the U.S. stockholder’s adjusted tax basis in its shares of our common stock, or some combination of these treatments, under the rules described above under “— Distributions.” These distributions may give rise to a liability for the payment of income tax without providing such U.S. stockholder with the immediate cash to pay the tax when it becomes due. Unless an alternative method is elected, a U.S. stockholder’s tax basis in the shares of common stock acquired under the Plan generally will equal the amount treated as a distribution for U.S. federal income tax purposes.
A U.S. stockholder’s holding period for the shares of our common stock acquired under the Plan will begin on the day following the date such shares were acquired for such holder’s account. Consequently, shares of our common stock purchased in different quarters will have different holding periods.
A U.S. stockholder will recognize gain or loss when whole shares of our common stock are sold or exchanged. See “— Dispositions of Our Common Stock” below. A U.S. stockholder will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share of our common stock. The amount of the U.S. stockholder’s gain or loss will equal the difference between the amount such holder receives for the shares or fractional shares of our common stock, net of any costs of sale paid by such U.S. stockholder, and such U.S. stockholder’s adjusted tax basis of such shares.
All costs of administering the Plan, except for costs related to a U.S. stockholder’s voluntary selling of shares and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the IRS in certain private letter rulings issued to other REITs, we intend to take the position that these administrative costs do not constitute a distribution which is either taxable to a U.S. stockholder or which would reduce a U.S. stockholder’s basis in its shares of common stock. However, because the private letter rulings were not issued to us, we have no legal right to rely on their conclusions. Thus, it is possible that the IRS might view a U.S. stockholder’s share of such costs as constituting a taxable distribution to the U.S.

stockholder and/or a distribution which reduces the U.S. stockholder’s basis in its shares. For this or other reasons, we may in the future take a different position with respect to these costs.
Dispositions of Our Common Stock
In general, a U.S. stockholder will realize gain or loss upon the sale or other taxable disposition of shares of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in shares of our common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (as discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or other taxable disposition of shares of our common stock will be subject to a reduced maximum U.S. federal income tax rate, if the shares of our common stock are held for more than one year, and will be taxed at ordinary income rates if the shares of our common stock are held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at the regular corporate rate, whether or not classified as long-term capital gains.
Stockholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of shares of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and such capital losses are generally available only to offset capital gains of the U.S. stockholder and not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gains.
Passive Activity Losses and Investment Interest Limitations
Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to shares of our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Medicare Tax
Certain U.S. stockholders, who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and other income, including capital gain from the sale or disposition of our common stock.
Taxation of Tax-Exempt U.S. Stockholders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that:
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a tax-exempt U.S. stockholder has not held shares of our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt U.S. stockholder);

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shares of our common stock are not otherwise used in an unrelated trade or business; and

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we do not hold an asset that gives rise to EII, distributions from us and income from the sale of shares of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

We may engage in securitization transactions that result in our holding one or more REMIC residual interests giving rise to EII. Additionally, to the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, a portion of the dividends paid to a tax-exempt U.S. stockholder that is allocable to EII may be treated as UBTI. While we do not intend to distribute EII to our stockholders, and instead to hold any REMIC residual interests that give rise to EII through a TRS and to retain, and pay corporate tax on, EII from any TMPs, there can be no assurance that we will be able to do so in all situations and that our stockholders will not receive distributions of EII. If EII is allocable to certain categories of tax-exempt stockholders that are not subject to UBTI, such as public pension funds and government agencies and instrumentalities, we would be subject to corporate-level tax on such income, and, in that case, we may reduce the amount of distributions to those stockholders that gave rise to the tax. See “— U.S. Federal Income Tax Considerations as a REIT — REMIC Residual Interests, Taxable Mortgage Pools and Excess Inclusion Income” above.
Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations and supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investments in shares of our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
In certain circumstances, a pension trust that (1) is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. We do not expect to become a “pension-held REIT,” and our ownership limitations will aid in that effort, but there are no specific ownership limitations with respect to the rules relating to pension-held REITs in our governing documents. Accordingly, there can be no assurance that we will be able to avoid being treated as a “pension-held REIT.”
A tax-exempt U.S. stockholder that is subject to tax on its UBTI will generally be required to segregate its taxable income and loss for each unrelated trade or business activity for purposes of determining its UBTI. Certain tax-exempt U.S. stockholders that are private educational institutions will be subject to a 1.4% excise tax on their net investment income.
Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state and local tax consequences of owning shares of our common stock.
Taxation of Non-U.S. Stockholders
The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock applicable to non-U.S. stockholders. For these purposes, a “non-U.S. stockholder” is a beneficial owner of our stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of non-U.S. stockholders. In addition, this discussion assumes that:
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you will not have held more than 10% of shares of our common stock (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which you dispose of shares of our common stock or receive distributions from us;

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our common stock is and will continue to be “regularly traded” on an established securities market located in the United States within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), although there can be no assurance that this will continue to be the case; and

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you are not a “qualified shareholder,” as defined in Section 897(k)(3)(A) of the Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

If you are a non-U.S. stockholder, and in particular a non-U.S. stockholder as to which any of these assumptions is not accurate, and in particular if you are a “qualified shareholder” within the meaning of FIRPTA, you should consult your own tax advisor concerning the tax consequence to you of sales of our stock and the receipt of dividends and other distributions from us.
Ordinary Dividends
Distributions that are not designated by us as capital gain dividends will be treated as ordinary dividends to the extent that they are made from our current or accumulated earnings and profits. Such dividends received by non-U.S. stockholders that are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as EII will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. See “— U.S. Federal Income Tax Considerations as a REIT — REMIC Residual Interests, Taxable Mortgage Pools and Excess Inclusion Income” above. Foreign sovereigns and their agencies and instrumentalities, including “controlled entities” that are not “controlled commercial entities” (within the meaning of Section 892 of the Code) will generally be eligible for an exemption from U.S. federal withholding on such items of income.
Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:
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the non-U.S. stockholder is a foreign government or a foreign government’s agency or instrumentality not engaged in commercial activities, or a foreign governmental entity that is eligible for Section 892 of the Code and the applicable Treasury Regulations and eligible for exemption from U.S. withholding tax thereunder and the non-U.S. stockholder files with us an IRS Form W-8EXP;

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a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

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the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in shares of our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.
Non-Dividend Distributions
Unless either (1) the non-U.S. stockholder’s investment in shares of our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to U.S. federal withholding at the rate applicable to dividends. However, the non-U.S. stockholder may, provided certain conditions are met, seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.
Capital Gain Dividends
Capital gain dividends received by a non-U.S. stockholder from a REIT are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in shares of our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). In addition, under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to a gain from disposition of a “U.S. real property interest” held by us directly or through pass-through subsidiaries, will be treated as a distribution subject to the rules discussed above under “— Ordinary Dividends.”
Participation in the Plan by Participants who are Non-U.S. Stockholders
Withholding taxes or backup withholding will apply to distributions on shares of our common stock held by non-U.S. stockholders who participate in the Plan in the same manner as withholding taxes and backup withholding apply to cash dividends. See “— Backup Withholding and Information Reporting” below and this section entitled “— Taxation of Non-U.S. Stockholders” above. In the case of Participants that are subject to withholding tax or backup withholding in respect of amounts deemed to be received under the Plan, we or the Plan Administrator will reinvest dividends less the amount of tax required to be withheld.
Dispositions of Our Common Stock
Gain from the sale of shares of our common stock will generally not be subject to U.S. federal income or withholding tax in the case of a non-U.S. stockholder, except in two cases: (1) if the non-U.S. stockholder’s investment in shares of our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain for the year.
Other U.S. Federal Income Tax Withholding and Reporting Requirements
The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code currently impose a 30% withholding tax on U.S.-source dividends, interest and other income items paid to (1) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (2) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% would apply to dividends paid to certain foreign entities unless various information reporting requirements are satisfied. Recently issued proposed U.S. Treasury regulations, which non-U.S. stockholders may rely on, eliminate the FATCA withholding tax on gross proceeds, but such regulations are currently only in proposed form and are subject to change. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (1) accepts deposits in the ordinary course of a banking or similar business, (2) is engaged in the business of holding financial assets for the account of others or (3) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets.
Backup Withholding and Information Reporting
We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. For U.S. stockholders who participate in the Plan, we will report to our U.S. stockholders and the IRS a distribution equal to the full amount of the cash dividend payable on the common stock held by such U.S. stockholder. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid (including any distributions on shares of our common stock under the Plan) unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.
We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of shares of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of shares of our common stock conducted through certain U.S.-related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
State, Local and Foreign Taxes
We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. The state, local or foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in shares of our common stock.
Legislative or other actions affecting REITs could materially and adversely affect us and our stockholders
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax laws, with or without retroactive application, could materially and adversely affect us. We cannot predict how changes in the tax laws might affect us or our stockholders. New legislation, U.S. Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

PLAN OF DISTRIBUTION
Except to the extent the Plan Administrator purchases shares of our common stock in the open market, the shares of our common stock acquired under the Plan will be sold directly by us through the Plan. As stated elsewhere in this Plan, you will not pay any brokerage fees or commissions for securities purchased on the open market or otherwise under the Plan. Instead, we will pay these fees to the Plan Administrator. Certain fees may apply to Participants in the Plan, which are set forth in Question 17.
Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We will not extend to any such person any rights or privileges other than those to which they would be entitled as a Participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.
Our common stock may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS
The validity of the securities offered hereby is being passed upon for us by Venable LLP. In addition, the opinion of counsel described under the heading “Material U.S. Federal Income Tax Considerations” is being rendered by Sidley Austin LLP.
EXPERTS
The consolidated financial statements of Angel Oak Mortgage REIT, Inc. as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (the “MGCL”) requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding

•
and was committed in bad faith, or

•
was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it is ultimately determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:
•
any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, real estate investment trust, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses vest immediately upon an individual’s election as a director or officer. Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION
We have filed the registration statement with the SEC under the Securities Act registering the offer and sale of our common stock pursuant to the Plan. This prospectus constitutes part of the registration statement. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. These documents are available at the Internet site that the SEC maintains, www.sec.gov.
The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 3, 2026;

•
the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2026 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 3, 2026);

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026 filed with the SEC on May 5, 2026 and August 4, 2026, respectively;

•
our Current Reports on Form 8-K (other than those portions furnished under Items 2.02 or 7.01 of Form 8-K), filed with the SEC on March 12, 2026, April 27, 2026, May 14, 2026, May 20, 2026, June 29, 2026, September 29, 2026 and September 29, 2026; and

•
the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on June 14, 2021 (File No. 001-40495), as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 3, 2026, including any other amendment or reports filed for the purpose of updating such description.

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the distribution of the securities covered by this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.
The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.
You can obtain any of the documents incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address or telephone number:
Angel Oak Mortgage REIT, Inc.
980 Hammond Drive, Suite 200, Atlanta, Georgia 30328
Attention: Investor Relations
Telephone: (404) 953-4900

In addition, we maintain a corporate website, www.angeloakreit.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into the registration statement.

ANGEL OAK MORTGAGE REIT, INC.
Dividend Reinvestment Plan
4,000,000 Shares of Common Stock
Prospectus
October 5, 2026

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The following table sets forth the approximate expenses payable by Angel Oak Mortgage REIT, Inc. in connection with the sale of the securities being registered:
Registration Statement filing fee	$2,579
Accounting fees and expenses	$50,000
Legal fees and expenses	$80,000
Miscellaneous expenses	$5,000
Total	$137,579
Item 15.   Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding

•
and was committed in bad faith, or

•
was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it is ultimately determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:
•
any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, real estate investment trust, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses vest immediately upon an individual’s election as a director or officer. Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.   Exhibits
The following exhibits are filed herewith or incorporated by reference. The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.
Exhibit Number	Exhibit Description
4.1	Articles of Amendment and Restatement of Angel Oak Mortgage REIT, Inc. (incorporated by reference to Exhibit 3.1 of Angel Oak Mortgage REIT, Inc.’s Current Report on Form 8-K filed on June 23, 2021)
4.2	Articles of Amendment of Angel Oak Mortgage REIT, Inc., effective as of March 10, 2023 (incorporated by reference to Exhibit 3.1 of Angel Oak Mortgage REIT, Inc.’s Current Report on Form 8-K filed on March 2, 2023)
4.3	Fourth Amended and Restated Bylaws of Angel Oak Mortgage REIT, Inc., effective as of February 27, 2025 (incorporated by reference to Exhibit 3.1 of Angel Oak Mortgage REIT, Inc.’s Current Report on Form 8-K filed on March 3, 2025)
5.1*	Opinion of Venable LLP
8.1*	Opinion of Sidley Austin LLP as to certain tax matters
23.1*	Consent of KPMG LLP, independent registered public accounting firm for Angel Oak Mortgage REIT, Inc.
23.2*	Consent of Venable LLP (included in Exhibit 5.1)
23.3*	Consent of Sidley Austin LLP (included in Exhibit 8.1)
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107.1*	Filing Fee Table.

*
Filed herewith.

Item 17.   Undertakings
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 5, 2026.
ANGEL OAK MORTGAGE REIT, INC.
By:
/s/ Sreeniwas Prabhu

Name: Sreeniwas Prabhu
Title:   Chief Executive Officer and President
POWER OF ATTORNEY
Each person whose signature appears below hereby severally constitutes and appoints Sreeniwas Prabhu and Brandon Filson, and each of them singly, with the power to act without the other, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the date indicated.
Signature	Title	Date
/s/ Sreeniwas Prabhu Sreeniwas Prabhu	Chief Executive Officer and President (Principal Executive Officer)	October 5, 2026
/s/ Brandon R. Filson Brandon R. Filson	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 5, 2026
/s/ Michael A. Fierman Michael A. Fierman	Director, Chairperson of the Board	October 5, 2026
/s/ David Zhong David Zhong	Director	October 5, 2026
/s/ Craig B. Jones Craig B. Jones	Director	October 5, 2026
/s/ Noelle J. Savarese Noelle J. Savarese	Director	October 5, 2026

Signature	Title	Date
/s/ Wesley D. Minami Wesley D. Minami	Director	October 5, 2026
/s/ Jonathan S. Morgan Jonathan S. Morgan	Director	October 5, 2026
/s/ Landon D. Parsons Landon D. Parsons	Director	October 5, 2026